[SEWARD & KISSEL LLP]

                                                        Exhibit (11)


                                                        November 21, 2006

Alliance National Municipal Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

     We are acting as counsel for Alliance National Municipal Income Fund, Inc., a Maryland corporation (the "Fund"). The opinions set forth below are being rendered in connection with the Fund's registration statement on Form N-14 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), in which this letter is to be included as an exhibit. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company (File No. 811-10573). The Registration Statement pertains to the proposed issuance by the Fund of shares of its Common Stock, par value $.001 per share (the "Common Stock"); and 30,000 Auction Preferred Shares, Series M (the "Series M Preferred"), 30,000 Auction Preferred Shares, Series W (the "Series W Preferred") and 30,000 Auction Preferred Shares, Series TH (the "Series TH Preferred"), all par value $.001 per share, liquidation preference $25,000 per share (together the Series M Preferred, the Series W Preferred and the Series TH Preferred are the "Preferred Stock"). The proposed issuance of Common Stock and Preferred Stock is pursuant to an Agreement and Plan of Acquisition and Liquidation (the "Plan"), a form of which is included as Appendix E to the Prospectus/Proxy Statement in Part A of the Registration Statement. When duly executed and delivered by the parties thereto, the Plan will provide for the transfer of the assets and liabilities of ACM Municipal Securities Income Fund, Inc., a Maryland corporation (the "Company"), to the Fund.

     We have examined the Charter and Bylaws of the Fund, the Articles Supplementary relating to the Preferred Stock, the Plan in the form approved by the Board of Directors of the Fund and a copy of the Registration Statement in which this letter is to be included as an exhibit. In addition, we have relied upon a certificate of an Assistant Secretary of the Fund certifying that the form of Plan presented to us is in the form approved by the Board of Directors of the Fund and further certifying the resolutions of the Board of Directors of the Fund approving the Plan and authorizing the issuance of the Common Stock and the Preferred Stock pursuant thereto. We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

     In expressing the opinion set forth below, we have assumed that upon any issuance of the Preferred Stock, the total number of Series M Shares, Series W Shares or Series TH Shares issued and outstanding will not exceed the total number of Series M Shares, Series W Shares or Series TH Shares that the Fund is then authorized to issue under its Charter, and the number of Series M Shares, Series W Shares or Series TH Shares issued in accordance with the Registration Statement will not exceed the number of Series M Shares, Series W Shares or Series TH Shares authorized for issuance in the resolutions adopted by the Board of Directors of the Fund relating to the issuance, distribution, and exchange of the Preferred Stock. We have also assumed that upon the issuance of the Common Stock, the total number of Common Stock issued and outstanding will not exceed the Common Stock the Fund is then authorized to issue under its Charter, and the number of Common Stock issued in accordance with the Registration Statement will not exceed the number of Common Stock authorized for issuance in the resolutions adopted by the Board of Directors of the Fund relating to the issuance, distribution, and exchange of the Common Stock.

     Based on such examination and assumptions, we are of the opinion that the issuance of the Common Stock and the Preferred Stock has been duly authorized and so advise you that:

     (i) The Fund has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland and is registered under the 1940 Act, as a closed-end, management investment company;

     (ii) The Common Stock proposed to be issued in accordance with the terms of the Plan, to the extent that the number of the Common Stock to be issued and distributed to stockholders of the Company does not exceed the number of authorized and unissued Common Stock at the time of their issuance, when so issued, distributed, and exchanged as contemplated by the Registration Statement, will constitute validly and legally issued shares, fully paid and nonassessable, under the laws of the State of Maryland; and

     (iii) The Preferred Stock proposed to be issued in accordance with the terms of the Plan, to the extent that the number of the Preferred Stock to be issued and distributed to stockholders of the Company does not exceed the number of authorized and unissued Preferred Stock at the time of their issuance, when so issued, distributed, and exchanged as contemplated by the Registration Statement, will constitute validly and legally issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

     We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock and preferred stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

     Please be advised that we are opining as set forth above as members of the bar in the State of New York and the District of Columbia.

                                      Very truly yours,


                                      /s/ Seward & Kissel LLP



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